                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)



           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                 RULE 13d-1(b)(c), AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment NO. 1)(1)


                              ILEX ONCOLOGY, INC.
-------------------------------------------------------------------------------
                                (Name of issuer)

                         COMMON STOCK, par value $0.01
-------------------------------------------------------------------------------
                         (Title of class of securities)

                                  451923-10-6
-------------------------------------------------------------------------------
                                 (CUSIP number)


                               December 31, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

          [ ] Rule 13d-1(b)
          [X] Rule 13d-1(c)
          [ ] Rule 13d-1(d)

                       (Continued on the following pages)

                               (Page 1 of 11 Pages)

--------------------------------

(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                   ----------------------
CUSIP No. 451923-10-6             SCHEDULE 13G          Page  2  of  11  Pages
------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ADVENT INTERNATIONAL CORPORATION
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
3.  SEC USE ONLY

-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER

  NUMBER OF               618,468
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER
  OWNED BY
    EACH                  NONE
  REPORTING           ---------------------------------------------------------
    PERSON            7.  SOLE DISPOSITIVE POWER
     WITH:
                          618,468
                      ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER

                          NONE
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    618,468
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                         [ ]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.7%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    CO, IA
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 11 Pages

---------------------                                   ----------------------
CUSIP No. 451923-10-6             SCHEDULE 13G          Page  3  of  11  Pages
------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ADVENT INTERNATIONAL LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3.  SEC USE ONLY

-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER

  NUMBER OF               617,040
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER
  OWNED BY
    EACH                  NONE
  REPORTING           ---------------------------------------------------------
    PERSON            7.  SOLE DISPOSITIVE POWER
     WITH:
                          617,040
                      ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER

                          NONE
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    617,040
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                         [ ]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.7%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 11 Pages

---------------------                                   ----------------------
CUSIP No. 451923-10-6             SCHEDULE 13G          Page  4  of  11  Pages
------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ADVENTACT LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3.  SEC USE ONLY

-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER

  NUMBER OF               86,096
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER
  OWNED BY
    EACH                  NONE
  REPORTING           ---------------------------------------------------------
    PERSON            7.  SOLE DISPOSITIVE POWER
     WITH:
                          86,096
                      ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER

                          NONE
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    86,096
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.7%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 11 Pages

---------------------                                   ----------------------
CUSIP No. 451923-10-6             SCHEDULE 13G          Page  5  of  11  Pages
------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ROVENT II LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3.  SEC USE ONLY

-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER

  NUMBER OF               358,723
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER
  OWNED BY
    EACH                   NONE
  REPORTING           ---------------------------------------------------------
    PERSON            7.  SOLE DISPOSITIVE POWER
     WITH:
                          358,723
                      ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER

                          NONE
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    358,723
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    2.7%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 11 Pages

---------------------                                   ----------------------
CUSIP No. 451923-10-6             SCHEDULE 13G          Page  6  of  11  Pages
------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ADVENT PERFORMANCE MATERIALS LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER

  NUMBER OF               172,191
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER
  OWNED BY
    EACH                  NONE
  REPORTING           ---------------------------------------------------------
    PERSON            7.  SOLE DISPOSITIVE POWER
     WITH:
                          172,191
                      ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER

                          NONE
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     172,191
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                        [ ]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.3%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 11 Pages

---------------------                                   ----------------------
CUSIP No. 451923-10-6             SCHEDULE 13G          Page  7  of  11  Pages
------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ADVENT INTERNATIONAL INVESTORS II LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     MASSACHUSETTS
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER

  NUMBER OF               1,428
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER
  OWNED BY
    EACH                  NONE
  REPORTING           ---------------------------------------------------------
    PERSON            7.  SOLE DISPOSITIVE POWER
     WITH
                          1,428
                      ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER

                          NONE
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,428
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                        [ ]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 11 Pages

CUSIP No. 451923-10-6               SCHEDULE 13G                    Page 8 of 11

ITEM 1.

     (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in ILEX Oncology, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 11550 I.H. 10 West, Suite 300, San Antonio, Texas 78230.

ITEM 2.

     (a) (b) (c) This statement is being filed by the following entities:



          (1) Advent International Corporation, a Delaware corporation;

          (2) Advent International Limited Partnership, a Delaware limited partnership;

          (3) Rovent II Limited Partnership, a Delaware limited partnership;

          (4) Advent Performance Materials Limited Partnership, a Delaware limited partnership;

          (5) Advent International Investors II Limited Partnership, a Massachusetts limited partnership;

          (6) Adventact Limited Partnership, a Delaware Limited Partnership;

     The entities listed in subparagraph (1) through (6) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

     (d) (e) This statement relates to the Common Stock, par value $0.01 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 451923-10-6.

               (THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

CUSIP No. 451923-10-6               SCHEDULE 13G                   Page 9 of 11

ITEM 3.  FILING PURSUANT TO RULE 13d-1(b), OR 13d-2(b).

          This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b).


ITEM 4.  OWNERSHIP.

     (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of December 31, 1998) of the Common Stock beneficially owned by each Reporting Person named in
Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).

                                                                            Number of Shares
                                                               -------------------------------------------    Percentage
                                                                                 Under                         of Shares
Reporting Person                                                Common          Warrants         Total        Outstanding
----------------------------------------------------------     ---------------------------------------------------------------
ADVENTACT Limited Partnership (1)                               83,149           2,947           86,096           0.7%
Rovent II Limited Partnership (1)                              344,080          14,673          358,753           2.7%
Advent Performance Materials
   Limited Partnership                                         166,298           5,893          172,191           1.3%
                                                               -------          ------          -------
Advent International Limited
Partnership (1)                                                593,527          23,513          617,040           4.7%
Advent International Investors II
   Limited Partnership (2)                                       1,428               0            1,428           0.0%
                                                               -------          ------          -------           ---
Advent International Corporation                               594,955          23,513          618,468           4.7%
                                                               =======          ======          =======           ===

Total Group Ownership                                          594,955          23,513          618,468           4.7%
                                                               =======          ======          =======           ===


     (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated reporting persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC and AILP derive from such power.

     (2) AIC is the General Partner of Advent International Investors II Limited Partnership ("AI Investors II"). As such, AIC has the power to vote and dispose of the securities of AI Investors II. The beneficial ownership of AIC derives from such power.

     (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     This statement is being filed to report the fact that each Reporting Person and the Reporting Persons as a group have ceased to be the beneficial owners of more than five percent of the class of securities.

CUSIP No. 451923-10-6               SCHEDULE 13G                   Page 10 of 11




ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


February  9, 1999


ADVENT INTERNATIONAL CORPORATION
By:  Janet L. Hennessy
     Vice President                        /s/ Janet Hennessy
                                           -------------------------------------

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By:  Advent International Corporation,
     General Partner
By:  Janet L. Hennessy
     Vice President                        /s/ Janet Hennessy
                                           -------------------------------------

CUSIP No. 451923-10-6               SCHEDULE 13G                   Page 11 of 11

ADVENTACT LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                    /s/ Janet Hennessy
                                           -------------------------------------

ADVENT PERFORMANCE MATERIALS LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                    /s/ Janet Hennessy
                                           -------------------------------------

ROVENT II LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                    /s/ Janet Hennessy
                                           -------------------------------------

ADVENT INTERNATIONAL INVESTORS II LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                    /s/ Janet Hennessy
                                           -------------------------------------